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CUSIP 61744R103                                Page 9 of 9 Pages

                   Exhibit 3 to Schedule 13G

                    SECRETARY'S CERTIFICATE


     I, Charlene R. Herzer, the duly elected and acting

Assistant  Secretary of Morgan Stanley & Co. Incorporated, a

corporation organized and existing under the laws of the State of

Delaware (the "Corporation"), certify that the following

resolutions were duly and validly adopted by the

Executive Commitee of the Board of Directors of the Corporation

by a Consent in Lieu of Meeting dated September 20, 1995 and that such resolutions are in full force and effect on the date hereof:

          RESOLVED, that the resolutions adopted on September 16, 1993 relating to signatories on certain reports to be filed with the Securities and Exchange Commission (the "SEC") are superseded in their entirety by these resolutions and Stuart J. M. Breslow, Robert
     G. Koppenol and Edward J. Johnsen are severally authorized and directed to sign on behalf of the Corporation any reports to be filed under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the Securities and Exchange Commission, such authorizations to cease automatically upon termination of employment with the Corporation or any of its affiliates; and

          RESOLVED FURTHER, that any actions heretofore taken by Stuart J. M. Breslow, Robert G. Koppenol and
     Edward J. Johnsen in connection with the responsibilities noted in the preceding resolution are ratified, approved and confirmed.

     IN WITNESS WHEREOF, I have hereunto set my name and

affixed the seal of the Corporation as of the 9th day of October,

1995.


                                     /s/ Charlene R. Herzer
                                    ----------------------------
                                    Charlene R. Herzer
                                    Assistant Secretary

[SEAL]